UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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KLX Energy Services Holdings, Inc.
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August 13, 2019

Re: KLX Energy Services Holdings, Inc. 2019 Annual Meeting of Stockholders

Proposal 1: Election of Directors

Dear Stockholder:

On behalf of the Board of Directors (the “Board”) and the Compensation Committee of the Board (the “Compensation Committee”) of KLX Energy Services Holdings, Inc. (“we,” “us,” “our,” the “Company,” “KLXE”), we are writing to request your support at our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) by voting in accordance with the Board’s recommendations in the election of directors.

We note that Institutional Shareholder Services (“ISS”) in its report (the “ISS Report”) recommended a “WITHHOLD” vote against one of the nominees for director who is a Compensation Committee member.  We strongly disagree with ISS’s recommendation and we believe that ISS has misinterpreted our compensation plan.

ISS noted in their report that the Company is an “emerging growth company” (“EGC”) and complies with the Securities and Exchange Commission disclosure rules applicable to smaller operating companies. Nevertheless, ISS in its recommendations stated, “While the company is subject to reduced compensation disclosure requirements, concerns are raised regarding the compensation pay programs.  First, while two NEOs did not receive cash compensation, [the other] NEO was paid an annual incentive without disclosure regarding the metrics or achievements considering in determining the payout level.”  This along with other comments regarding the interpretation of information set forth in our 2019 Proxy Statement (the “Proxy Statement”) led ISS to recommend a withhold vote for one director, Mr. Richard Hamermesh.

Since the Company is an EGC, the Company does not believe it should be penalized for complying with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act of 1933 and believes that a “WITHHOLD” vote recommendation for one of the Company’s directors is inappropriate.

Although the Company will retain its status as an EGC through the year ending January 31, 2020, commencing with our next proxy statement, the Company intends to substantially comply with proxy disclosure rules applicable to larger public companies, to provide more comprehensive disclosures to the Company’s stockholders, including a compensation discussion & analysis and related tabular disclosures.

KLXE Spin-Off

KLXE was spun-off from its former parent, KLX Inc. (“KLX”), in connection with the sale of KLX to The Boeing Company in a transaction valued at approximately $4.25 billion, representing a multiple of 15.7x trailing twelve months earnings before interest, taxes, depreciation and amortization (“EBITDA”) for fiscal year 2017. The divestment of KLXE was a condition of closing of the sale of KLX to The Boeing Company.  The management of KLX ran a comprehensive auction process for KLX’s Energy Services Group (“ESG”), but, due to the difficulty of obtaining debt financing for oilfield-related services businesses, valuations were constrained.  As a result, KLX’s Board of Directors determined it was in the best interests of KLX’s stockholders to spin off ESG to the KLX stockholders and to form KLXE.

The spin-off process was completed within a six-month period and was effective on September 14, 2018, at which time we became an independent public company.  At that time, the shares of KLXE common stock were trading at approximately $29.00 per share, resulting in an equity market capitalization of approximately $600 million, which was significantly above the indications of interest received in the auction process for the ESG business.

2018 NEO Restricted Stock Awards

As described in our Proxy Statement, our compensation program is designed to incentivize our executives in a manner consistent with our stockholders’ long-term interests. In 2018, prior to the spin-off, KLX’s Compensation Committee established the compensation for Mr. Amin Khoury, Mr. Thomas McCaffrey and Mr. Gary Roberts (each a “NEO,” and collectively, our “NEOs”).

In order to determine an appropriate compensation structure, given the size of our Company, our strategic objectives following the consummation of the spin-off and the lack of availability of equity or debt finance for oilfield services companies, the Compensation Committee of KLX and Messrs. Khoury and McCaffrey agreed, and the Compensation Committee of KLX recommended to the Board of Directors of KLX, who approved, that Messrs. Khoury and McCaffrey would forego base salaries for the first four years following the spin-off. The purpose of this structure was to directly align the executives’ interests with those of KLXE’s stockholders, to facilitate maximum availability of cash on hand to support the day-to-day operations of our business and to strengthen our ability to pursue our growth and acquisition strategy. In light of Messrs. Khoury and McCaffrey’s agreements to forego base salaries, in order to align the executives’ interests with the interests of our stockholders and also appropriately incentivize the executives, the Compensation Committee of KLX agreed and recommended, and the Board of Directors of KLX approved, providing Messrs. Khoury and McCaffrey with grants of restricted stock, which vest over a four-year period, with the first installment vesting twelve months following the consummation of the spin-off. In addition, while Mr. Roberts receives cash remuneration, approximately 72% percent of his targeted total direct compensation is in the form of restricted stock which vests over a four-year period. We believe this structure best achieves the balance of aligning the interests of the executives with our stockholders while also providing appropriate incentives to our executives.

The Company’s Compensation Committee consulted with its independent compensation consultant, Pearl Meyer, who concluded these arrangements were both reasonable and appropriate given the roles and experience of our NEOs.

The restricted stock awards granted at the time of the spin-off to Messrs. Khoury and McCaffrey were made in lieu of base salaries for Messrs. Khoury and McCaffrey (Mr. Roberts, the company’s other NEO, receives a salary and participates in the Company’s bonus program described below).  In addition, our NEOs have agreed not to participate in the Company’s annual restricted stock award program through December 2022.

2018 Directors Restricted Stock Awards

As discussed in our Proxy Statement, on October 19, 2018, our Board approved grants of restricted stock, representing approximately 1% of the outstanding common stock of the Company on a fully-diluted basis as of the spin-off distribution date, under the Company’s Long-Term Incentive Plan (the “LTIP”), to our non-employee directors (x) to become vested in four equal annual installments on each of the first four anniversaries of the grant date, subject to the director remaining in continuous service through each applicable vesting date, and (y) to become fully vested, (A) upon a Change in Control (as defined in the LTIP) subject to the director remaining in continued service to the Company or (B) upon the director’s death or “Disability” (as defined in the LTIP). The fair market value at the date of grant of the restricted stock awards for each of the chairs of our Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee was approximately $973,000, representing approximately $243,250 in annual compensation over a four-year period. The fair market value at the date of grant of the restricted stock awards for each non-employee director serving on our Board who does not serve as a committee chair was approximately $876,000, representing approximately $219,000 in annual compensation over a four-year period.

The grants represented the total compensation to our directors, as the shares vest, over the four-year period ending October 19, 2022.  Consistent with past practices of the Company and its former parent, KLX, the Company will periodically benchmark its non-employee director compensation program, and while no changes are currently contemplated, the Board may make any appropriate adjustments in a future period.

2018 NEO Cash Bonuses

As noted in our Proxy Statement, KLXE adopted the compensation program in place at KLX at the time of the spin-off.  Under KLX’s program, NEO’s were measured on the basis of the Company’s adjusted EBITDA margin, adjusted EBITDA growth rate and adjusted free cash flow growth rate, each equally weighted, on a relative basis as compared with the Company’s peers, and, in the case of ESG, with certain peers to ESG. The FY2018 performance ranking for these metrics placed the Company at the 82nd percentile as compared with the Company’s peers.  At this performance level, Mr. Roberts was entitled to a bonus equal to 200% of target bonus for 2018.  The Compensation Committee reviews the metrics and peer group annually and has indicated it intends to use the same objective performance metrics in 2019.  No cash bonuses were paid to Messrs. Khoury or McCaffrey for FY2018, and no cash bonuses are contemplated to be paid to Messrs. Khoury or McCaffrey for FY2019.  Consistent with the past practices of the Company and its former parent, KLX, the Company will periodically benchmark its executive management compensation program, and while no changes are currently contemplated, the Compensation Committee and the Board may make any appropriate adjustments in a future period.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF OUR DIRECTOR NOMINEES.

As discussed above and in our Proxy Statement, the Board and Compensation Committee and its independent compensation advisor believe the Company has properly aligned our executive and director compensation with the interests of our stockholders.  We also believe the absence of certain disclosures not required for EGC companies is not a reasonable basis for a “WITHHOLD” vote against any of our directors.

Accordingly, we ask that our stockholders consider the information set forth above and in our Proxy Statement, and vote “FOR” each of our director nominees.

Even if instructions for your proxy have already been given, you may change your vote at any time up until the voting deadline for our Annual Meeting by providing revised voting instructions to your proxy or by voting in person at the Annual Meeting.

Sincerely,

August 13, 2019	By:	/s/ Amin J. Khoury
		Name:	Amin J. Khoury
		Title:	Chairman, Chief Executive Officer and President

	By:	/s/ John T. Collins
		Name:	John T. Collins
		Title:	Chairman of the Compensation Committee